SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2005

AEOLUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-50481	56-1953785
(Commission File Number)	(IRS Employer ID Number)

P.O. Box 14287

79 T. W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, North Carolina 27709

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 558-8688

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Definitive Material Agreement.

Aeolus Sciences, Inc., a wholly owned subsidiary of Aeolus Pharmaceuticals, Inc., is party to a Sponsored Research Agreement, effective as of July 1, 1997 and as amended (“SRA”), with National Jewish Medical and Research Center (“NJMRC”). Under the terms of the SRA, NJMRC granted to Aeolus an option to negotiate a royalty-bearing exclusive license for technology, patents and inventions resulting from research at NJMRC paid for by Aeolus within the field of antioxidant compounds and related discoveries. In return, Aeolus agreed to support NJMRC’s costs incurred in performance of such research. As a result of research under the SRA, Aeolus and NJMRC entered into a License Agreement dated November 17, 2000 for certain compounds being developed by Aeolus, including but not limited to, its lead clinical candidate AEOL 10150.

Pursuant to its terms, the SRA terminates on September 30, 2005 unless earlier terminated by either party, as provided under the SRA, with three months prior notice. Termination of the SRA, whether on the original expiration date or an early termination date, does not affect the License Agreement between Aeolus and NJMRC.

Aeolus believes that the License Agreement with NJMRC provides sufficient technology for development, given Aeolus’ current resources, and that continued support of research by NJMRC for only three more months would be an unnecessary expense. Consequently, on March 29, 2005, Aeolus gave notice to NJMRC that it was terminating the SRA effective June 30, 2005. The early termination of the SRA will result in savings to Aeolus of approximately $25,000, which was the sole reason Aeolus terminated the SRA.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

AEOLUS PHARMACEUTICALS, INC.

Date: April 4, 2005

/s/ Richard W. Reichow
Richard W. Reichow
Executive Vice President and Chief Financial Officer